Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in each of the Registration Statement (Form S-8 No. 333-53222), Registration Statement (Form S-8 No. 333-86968) and the Registration Statement (Form S-3 No. 333-107079) pertaining to TradeStation Group, Inc. and Subsidiaries of our reports dated February 7, 2006, with respect to the consolidated financial statements and schedule of TradeStation Group, Inc. and Subsidiaries, TradeStation Group, Inc. and Subsidiaries management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of TradeStation Group, Inc. and Subsidiaries, included in this annual report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Certified Public Accountants

Fort Lauderdale, Florida,

March 6, 2006.